EXHIBIT 99.1

Letter from the CIO

Cornerstone Realty Fund, LLC owns assets in Southern California, Phoenix and the Chicago area. Real estate fundamentals remain extremely strong in the southern California and Phoenix markets, while Chicago remains stable. Limited new construction combined with high current occupancies and strong demand should provide for excellent growth in rents and therefore appreciation in property values. Cornerstone seeks to provide our investors with current income plus profit upon sale of properties. In areas of high tenant demand, property value may be increased through active management and leasing that keeps rents in line with current market rates. For example, according to CB Richard Ellis (CBRE), the world’s largest real estate services company, the overall occupancy rate for industrial property in the Los Angeles metropolitan area is 97-98%. CBRE is aware of only limited new construction either underway or planned in that market for Cornerstone’s product type due to high land prices and rising construction costs. These fundamentals, along with out philosophy of short term leases (2-4 years) in strong markets, have allowed rents to be increased by more than 10% per annum for some of our Los Angeles area properties.

Cornerstone employs a proprietary market analysis to choose locations we believe have strong potential for growth. Strong grouth, coupled with dynamic management of the properties, should drive increases in appreciation. Our overall commitment continues to be to achieve the best results possible for our family of investors.

Bob Peterson

Chief Investment Officer

Cornerstone Real Estate Funds

1920 Main Street, Suite 400

Irvine, California 92614

Toll-free (877) 805-3333

Local (949) 852-1007

cornerstonerealestatefunds.com

CORNERSTONE REALTY FUND, LLC
Investor Update
November 2006

This update does not include all of the information about Cornerstone Realty Fund, LLC which may be important to you. Additional information is available in our Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports filed with the Securities and Exchange Commission. These reports are available at http://www.sec.gov/edgar/searchedgar/companysearch.html. Copies of these reports will also be provided without charge to any Cornerstone Realty Fund, LLC investor. Investment in Cornerstone Realty Fund, LLC involves significant risks including but not limited to: no secondary market, limitation on transfer of units, insufficient cash for distribution and adverse tax consequences upon the sale of units. This update does not constitute an offer to sell or a solicitation of an offer to buy any security.

Acquisition Strategy

The acquisition criteria for the Cornerstone Realty Fund (CRF) is very specific and each of the properties placed within the portfolio adhere to these stringent guidelines:

•                  Multi-tenant industrial buildings.

•                  Existing properties that are currently generating income from rental operations – no development or raw land.

•                  Located in major metropolitan markets that have historically demonstrated strong levels of tenant demand.

•                  No more than $10,000,000 invested in a single property for better diversification.

•                  Five or more tenants per property to mitigate the impact that may be experienced from losing a single tenant.

•                  Purchased for all cash with no debt financing at any point.

Total Return

Total return equals current income generated from property operations plus appreciation in value. Appreciation, if any, is realized at the sale of a property. All of the assets in the Cornerstone Realty Fund portfolio are industrial properties. Historically, industrial properties have performed well compared to other commercial real estate property types. Over the past 5 years the industrial sector overall has yielded an average total return of 12.9% per year according to the National Council of Real Estate Investment Fiduciaries (NCREIF)*. NCREIF reports quarterly data on member-owned properties as though purchased all-cash (ignoring any leverage) and without deducting management fees.

*Results are for the industrial sector overall, and may not be representative of the specific properties in the CRF portfolio.

Past performance does not guarantee future returns.

Institutional Investment Strategy

Cornerstone Realty Fund invests in institutional quality properties. Cornerstone uses “core” to describe high-quality commercial real estate that is owned on an all-cash basis, free and clear of long term debt. CRF purchased all of its portfolio properties with cash.

The investment strategy that Cornerstone follows is employed by some of the largest pension funds and other institutional investors. The following chart shows the allocation used by Pension Real Estate Association (PREA) members with real estate assets in excess of $25 billion. These successful, real estate portfolios are anchored with conservative core investments, which represent nearly ¾ of the total assets.

SOURCE: PENSION REAL ESTATE ASSOCIATION, “PLAN SPONSOR REPORT 2005”

Appreciation Return

Cornerstone’s strategy is based on a wealth of in-depth market knowledge. The property type and locations of the Cornerstone Realty Fund portfolio assets show potential for appreciation. Although appreciation on the specific properties in the CRF portfolio will not be known until the properties are sold, the market fundamentals remain positive overall. Over the past 5 years appreciation for similar types of industrial properties in locations represented in the portfolio have averaged 9%-10% per year compared to the entire NCREIF Property Index and the NCREIF Industrial sector, which have experienced a 4%-5% annual appreciation in the same time period. Appreciation return is dependent upon sale of the property.

Property Spotlight

On June 28, 2006, the Cornerstone Realty Fund completed its portfolio with the purchase of the Shoemaker Industrial Park. The property, purchased for a price of $9.9 million, consists of approximately 86,084 square feet of leasable space in three single-story buildings located on approximately 4 acres of land in Santa Fe Springs, California. The property is currently leased to 22 tenants whose spaces range in size from approximately 1,960 square feet to 13,617 square feet. These tenants operate varying business, including service related businesses, warehouse storage and distribution and manufacturing and light assembly. We believe that low vacancy rates in the market and the range of tenant suite sizes makes this business park attractive to prospective tenants.

The Shoemaker Industrial Park is situated in the Mid-Counties market between Los Angeles and Orange County, California. The property provides direct access to the major traffic arteries serving the Los Angeles and Long Beach ports and Los Angeles International Airport. This is a mature sub-market with few opportunities for new development. According to commercial real estate analysts Voit Commercial and Colliers International, nine million square feet of industrial space were absorbed in the Los Angeles County market in 2005, with year end vacancy rates at 3%. Colliers International reported that tight market conditions in the last 12 months have led to overall rental rate increases of 10% to 15%.